Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 10, 2006 (except for Note 13, as to which the date is October 6, 2006), in the Registration Statement (Form S-8) pertaining to the 1998 Stock Plan, the 2004 Stock Plan for eHealth China, the 2005 Stock Plan, and the 2006 Equity Incentive Plan of eHealth, Inc., with respect to the consolidated financial statements of eHealth, Inc. included in its Registration Statement (Form S-1, No. 333-133526) and the related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

October 11, 2006